EXHIBIT 4.1

FIFTH AMENDMENT TO CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO CREDIT AGREEMENT (the “Fifth Amendment”) is entered into as of the 30th day of October, 2006, to be effective as of October 25, 2006, by and among PIONEER DRILLING SERVICES, LTD., a Texas limited partnership (“Borrower”); PIONEER DRILLING COMPANY, a Texas corporation; PDC MGMT. CO., a Texas corporation; PDC INVESTMENT CORP., a Delaware corporation; and THE FROST NATIONAL BANK, a national banking association (in its individual capacity, “Frost Bank”), for itself, as Lender, as Lead Arranger, and as Agent for Lenders.

R E C I T A L S

A. On October 29, 2004, Borrower, Credit Parties, Agent, Zions First National Bank and Bank of Scotland entered into that certain Credit Agreement, as amended pursuant to that First Amendment to Credit Agreement dated November 29, 2004, that certain Second Amendment to Credit Agreement dated March 29, 2005, and that certain Third Amendment to Credit Agreement dated October 26, 2005, and that certain Fourth Amendment to Credit Agreement dated December 15, 2005 (as amended, the “Credit Agreement”), concerning the terms, conditions and covenants of certain credit facilities.

B. Effective as of the date of this Fifth Amendment, Zions First National Bank and Bank of Scotland are no longer participating in the Credit Facilities and are no longer parties to the Credit Agreement or any of the other Loan Documents.

C. Borrower has requested and Lenders have agreed to (i) renew and extend the Revolving Loan Commitment and increase the Revolving Loan Commitment from $7,000,000 to $10,000,000 and (ii) decrease the Acquisition Facility Commitment from $50,000,000 to $10,000,000 as more particularly set forth herein.

D. All capitalized terms not otherwise defined in this Fifth Amendment shall have the same meanings as are set forth in the Credit Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and promises herein contained, Agent, Lenders and Borrower agree as follows:

AGREEMENTS

1. Lenders. Effective as of the date of this Fifth Amendment, Zions First National Bank and Bank of Scotland are no longer participating in the Credit Facilities and are no longer parties to the Credit Agreement or any of the other Loan Documents. All references to Zions First National Bank and Bank of Scotland are hereby deleted and removed from the Agreement. As of the date of this Fifth Amendment, the sole Lender under the Credit Agreement is The Frost National Bank.

2. Revolving Loan Commitment. Borrower and Lenders hereby agree that, effective as of the date hereof, the Revolving Loan Commitment shall be renewed, extended, and increased to $10,000,000 in the aggregate. Until the Commitment Termination Date, Borrower may borrow all amounts that remain available under the Revolving Credit Facility, as renewed, extended and increased, in accordance with the terms of the Credit Agreement. As of the date hereof, the Definition of “Revolving Loan Commitment” set forth in Annex A of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Revolving Loan Commitment” means (a) as to any Revolving Lender, the aggregate commitment of such Revolving Lender to make Revolving Credit Advances or incur Letter of Credit Obligations as set forth on Annex I to the Agreement or in the most recent Assignment and Assumption Agreement executed by such Revolving Lender and (b) as to all Revolving Lenders, the aggregate commitment of all Revolving Lenders to make Revolving Credit Advances or incur Letter of Credit Obligations, which aggregate commitment shall be Ten Million and No/100 Dollars ($10,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

3. Revolving Commitment Termination Date. As of the date hereof, the Definition of “Revolving Commitment Termination Date” set forth in Annex A of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Revolving Commitment Termination Date” means the earliest of (a) October 25, 2008, (b) the date of termination of Lenders’ obligations to make Advances and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 8.2(a), and (c) the date of indefeasible prepayment in full by Borrower of the Loans and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex B, and the permanent reduction of the Commitments to zero dollars ($0).

4. Acquisition Facility Commitment. Borrower and Lenders hereby agree that, effective as of the date hereof, the Acquisition Facility Commitment shall be decreased to $10,000,000 in the aggregate. Until the Acquisition Commitment Termination Date, Borrower may borrow all amounts that remain available under the Acquisition Credit Facility, as modified in accordance with the terms of this Fifth Amendment, in accordance with the terms of the Credit Agreement. As of the date hereof, the Definition of “Acquisition Facility Commitment” set forth in Annex A of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Acquisition Facility Commitment” means (a) as to any Acquisition Lender, the commitment of such Lender to make its Pro Rata Share of the Acquisition Loans as set forth on Annex I to the Agreement or in the most recent Assignment and Assumption Agreement executed by such Lender, and (b) as to all Lenders with an Acquisition Facility Commitment, the aggregate commitment of all Lenders to make the Acquisition Loans, which aggregate commitment shall be Ten Million and No/100 Dollars ($10,000,000) on the effective date of the Fifth Amendment to Credit Agreement, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

5. Acquisition Commitment Termination Date. As of the date hereof, the Definition of “Acquisition Commitment Termination Date” set forth in Annex A of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Acquisition Commitment Termination Date” means the earliest of (a) October 25, 2008, (b) the date of termination of Lenders’ obligations to make Acquisition Loans or permit existing Loans to remain outstanding pursuant to Section 8.2(b), and (c) the date of indefeasible prepayment in full by Borrower of the Loans and Borrower’s termination of the Acquisition Facility Commitment pursuant to Section 1.3(a).

6. Interest Payment Date. As of the date hereof, the Definition of “Interest Payment Date” set forth in Annex A of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Interest Payment Date” means the first Business Day of each calendar quarter to occur while such Loan is outstanding; provided, (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under the Agreement, (y) the Acquisition Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to Acquisition Loans and (z) the Revolving Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to Revolving Loans.

7. Amount and Terms of Credit: Interest. Subparagraph (a) of Section 1.5 of the Credit Agreement is hereby amended in its entirety to read as follows:

(a) Borrower shall pay interest to Agent, for the ratable benefit of Lenders in accordance with the various Loans being made by each Lender, in arrears on each applicable Interest Payment Date, at the following rates: (i) with respect to the Revolving Credit Advances, the Prime Rate per annum or, at the election of Borrower, the applicable LIBOR Rate plus the Applicable Acquisition Loan LIBOR Margin per annum; and (ii) with respect to the Acquisition Loans, the Prime Rate per annum or, at the election of Borrower, the applicable LIBOR Rate plus the Applicable Acquisition Loan LIBOR Margin per annum.

The Applicable Margin(s) shall be adjusted (up or down) prospectively on a quarterly basis as determined by Borrower’s consolidated financial performance, commencing with the first day of the first calendar month that occurs more than 5 days after delivery of Borrower’s quarterly Financial Statements to Lenders for the Fiscal Quarter ending October 31, 2006. Adjustments in Applicable Margin(s) will be determined by reference to the following grids:

If Operating Leverage Ratio is:	Level of Applicable Margin(s):
< 1.00 to 1.00	Level I
> 1.01 to 1.00, but < 1.50 to 1.00	Level II
> 1.51 to 1.00, but < 2.00 to 1.00	Level III
> 2.01 to 1.00	Level IV

Applicable Margin(s)

	Level I	Level II	Level III	Level IV
Applicable Acquisition Loan LIBOR Margin	1.50%	1.75%	2.00%	2.25%

If there is a disparity between the financial tests described above, the test resulting in the greater level of Applicable Margin(s) will prevail.

All adjustments in the Applicable Margin(s) after October 31, 2006, shall be implemented quarterly on a prospective basis, for each calendar month commencing at least 5 days after the date of delivery to Lenders of the quarterly Compliance Certificate. Failure to timely deliver such Compliance Certificate shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margin(s) to the highest level set forth in the foregoing grid, until the first day of the first calendar month following the delivery of a Compliance Certificate demonstrating that such an increase is not required. If a Default or an Event of Default has occurred and is continuing at the time any reduction in the Applicable Margin(s) is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which such Default or Event of Default is waived or cured.

8. Fees. Subparagraph (b) Section 1.8 of the Credit Agreement is hereby deleted in its entirety.

9. Annex D – Financial Statements - Reporting. Subparagraphs (a) and (f) of Annex D attached to the Credit Agreement are hereby deleted in their entirety and replaced with the following:

(a) Quarterly Financial Statements. To Agent and Lenders, within 60 days after the end of each Fiscal Quarter, financial information regarding Holding Company and its Subsidiaries, certified by the President and/or Chief Financial Officer of Holding Company, consisting of consolidated unaudited balance sheets as of the close of such Fiscal Quarter and the related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter. Such financial information shall be accompanied by the certification of the Chief Financial Officer of Holding Company that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) the financial position and results of operations of Holding Company and its Subsidiaries, on a consolidated basis, in each case as at the end of such Fiscal Quarter and for that portion of the Fiscal Year then ended and (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default. Agent and Lenders hereby acknowledge and agree that the “Management Report” submitted with the monthly financial statements shall be sufficient to satisfy the certification requirements set forth above.

10. Annex E – Financial Covenants. Annex E attached to the Credit Agreement is hereby deleted in its entirety and replaced with Annex E attached hereto.

11. Annex F – Financial Covenants. Annex F attached to the Credit Agreement is hereby deleted in its entirety and replaced with Annex F attached hereto.

12. Annex I — Commitments. Annex I attached to the Credit Agreement is hereby deleted in its entirety and replaced with Annex I attached hereto.

13. No Other Amendment. Except as specifically modified or amended herein, all terms, provisions and requirements of the Credit Agreement shall remain as written, and as amended from time to time.

14. Reaffirmation. Borrower hereby reaffirms all covenants, conditions, representations and warranties contained in the Credit Agreement, as amended by this Fifth Amendment.

15. Expenses. Borrower covenants and agrees to pay all costs and expenses of Agent and Lender in connection with this Fifth Amendment, including, but not limited to, Agent’s and Lender’s attorneys’ fees, recording or filing costs or expenses, and similar items.

16. Counterparts. This Fifth Amendment may be executed in counterpart originals, no one of which need contain the signature of all parties, but all of which together shall constitute one and the same instrument.

17. Release of Agent and Lenders. Borrower hereby acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense, counterclaim, claim, or objection in favor of such Borrower as against Lenders with respect to the Credit Agreement or any other aspect of the transactions contemplated thereby, or alternatively, that any such right of offset, defense, counterclaim, claim, or objection is hereby expressly waived. In connection with the foregoing, Borrower hereby releases and discharges Agent and Lenders, and their respective parents, subsidiaries, affiliates, directors, officers, employees, attorneys, agents, successors, and assigns from any and all rights, claims, demands, actions, causes of action, suits, proceedings, agreements, contracts, judgments, damages, debts or liabilities, of any kind or character, including without limitation such claims and defenses as fraud, mistake, duress, and usury, whether in law or in equity, known or unknown, choate or inchoate, it has had, now has, or hereafter may have, arising under or in any manner relating to, whether directly or indirectly, the Credit Agreement or any other aspect of the transactions contemplated thereby from the beginning of time until the date hereof.

18. Cooperation, Further Assurances. Borrower agrees to cooperate with Agent so that the interests of Lenders are protected and the intent of the Loan Documents and this Fifth Amendment can be effectuated. Borrower agrees to execute whatever further documents and to provide whatever further assurances Agent or Lenders may reasonably request or deem necessary to effectuate the terms of this Fifth Amendment.

19. Governing Law. This Fifth Amendment and all other Loan Documents shall be governed by, and construed in accordance with, the laws of the State of Texas, excluding those laws relating to the resolution of conflicts between laws of different jurisdictions.

20. Headings. The headings preceding the text of the paragraphs of this Fifth Amendment have been inserted solely for convenience of reference and shall neither constitute a part of this Fifth Amendment nor affect its meaning, interpretation, or effect.

NOTICE TO COMPLY WITH STATE LAW

For the purpose of this Notice, the term “WRITTEN AGREEMENT” shall include the document set forth above, together with each and every other document relating to and/or securing the same loan transaction, regardless of the date of execution.

NOTICE OF FINAL AGREEMENT

THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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[Signature(s) on Following Page(s)]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be duly executed as of the date first above written.

BORROWER:

PIONEER DRILLING SERVICES, LTD., a Texas limited partnership

By:	PDC Mgmt. Co., a Texas corporation, General Partner

By:
Wm. Stacy Locke, President and Chief Executive Officer

LENDERS:

THE FROST NATIONAL BANK, a national banking association, as Agent and Lender

By:
Name:
Title:

The following Persons are signatories to this Fifth Amendment in their capacity as Credit Parties and Guarantors and not as Borrowers.

HOLDING COMPANY:

PIONEER DRILLING COMPANY, a Texas corporation

By:
Wm. Stacy Locke, President and Chief Executive Officer

PDC MGMT. CO., a Texas corporation

By:
Wm. Stacy Locke, President and Chief Executive Officer

PDC INVESTMENT CORP., a Delaware corporation

By:
Wm. Stacy Locke, President and Chief Executive Officer

ANNEX E (Section 4.1(b))

TO

FIFTH AMENDMENT TO CREDIT AGREEMENT

COLLATERAL REPORTS

Borrower shall deliver or cause to be delivered the following:

(a) To Agent, upon its request, and in any event no less frequently than 45 days after the end of each Fiscal Month (together with a copy of all or any part of the following reports requested by any Lender in writing after the Closing Date), a Borrowing Base Certificate with respect to Borrower, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion, prepared by the Borrower as of the last day of the immediately preceding Fiscal Month or the date 2 days prior to the date of any such request:

(b) To Agent, upon its request, and in any event no less frequently than 45 days after the end of each Fiscal Quarter (together with a copy of all or any part of the following reports requested by any Lender in writing after the Closing Date), each of the following reports, each of which shall be prepared by the Borrower as of the last day of the immediately preceding Fiscal Quarter or the date 2 days prior to the date of any such request:

(i) a Rig Schedule/Utilization Report, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion; and

(ii) with respect to Borrower, a quarterly trial balance showing Accounts outstanding aged from invoice date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion.

(c) Borrower, at its own expense, shall deliver to Agent such appraisals of its assets as Agent may request at any time after the occurrence and during the continuance of a Default or an Event of Default, such appraisals to be conducted by an appraiser, and in form and substance reasonably satisfactory to Agent; and

(d) Such other reports, statements and reconciliations with respect to the Borrowing Base or Collateral or Obligations of any or all Credit Parties as Agent shall from time to time request in its reasonable discretion.

ANNEX F (Section 6.10)

TO

FIFTH AMENDMENT TO CREDIT AGREEMENT

FINANCIAL COVENANTS

Borrower, Holding Company and the Subsidiaries shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

(a) Debt/Capitalization Ratio. Holding Company and its Subsidiaries shall have, on a consolidated basis, at the end of each Fiscal Quarter, a Debt/Capitalization Ratio of not more than .20 to 1.00.

(b) Fixed Charge Coverage Ratio. Holding Company and its Subsidiaries shall have, on a consolidated basis, at the end of each Fiscal Quarter, a Fixed Charge Coverage Ratio for the 12-month period then ended of not less than 1.50 to 1.00.

(c) Operating Leverage Ratio. Holding Company and its Subsidiaries shall have, on a consolidated basis, at the end of each Fiscal Quarter, an Operating Leverage Ratio as of the last day of such Fiscal Quarter for the 12-month period then ended, of not more than 2.50 to 1.00.

ANNEX I (from Annex A - Commitments definition)

TO

FIFTH AMENDMENT TO CREDIT AGREEMENT

COMMITMENTS AS OF OCTOBER 25, 2006

Lender(s):
The Frost National Bank
Revolving Loan Commitment of:	$10,000,000
Acquisition Facility Commitment:	$10,000,000